FY0259613-$150

FILED # C15072-01

MAR 0 6 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF NEWARK VALLEY RESOURCES INC.

I, the undersigned Vice President and Secretary of Newark Valley Resources Inc., do hereby certify:

That the Board of Directors of said corporation, pursuant to a Unanimous Consent of Action in Lieu of a Special Meeting dated the 13th day of February 2002, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

ARTICLE I

The name of the corporation is American Oil & Gas Inc. (the "Corporation").

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 11,000,000; that the said change and amendment have been consented to and approved, effective February 13, 2002, by a written consent executed by stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Nick DeMare

Nick DeMare, Vice President and Secretary

CITY OF Vancouver)
~~STATE~~/PROVINCE OF B.C.)
)

On March 4, 2002 personally appeared before me, a Notary Public, Nick DeMare, who acknowledged that he executed the above instrument.

VINCENT SANTACROCE
Barrister and Solicitor
(Notary) STANLEY
800 - 1090 W. GEORGIA ST.
VANCOUVER, B.C. V6E 3V7
PHONE: 604-683-7454

Notary Public
My Commission has no set expiry date